Exhibit 99.1

Kineta Reports Full Year 2023 Financial Results and Provides Corporate Update

Partial response and stable disease reported in combination cohort, and durable stable disease observed in monotherapy cohorts in the VISTA-101 trial

No dose limiting toxicities observed at any dose level in the VISTA-101 trial

Cleared fifth of six monotherapy cohorts and second of four combination cohorts in the VISTA-101 trial

Kineta is actively exploring strategic alternatives to maximize value for all stakeholders

SEATTLE — (March 21, 2024) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives, announced today financial results for the full year ended December 31, 2023 and provided a corporate update.

In February 2024, the Company announced a significant corporate restructuring to substantially reduce expenses and preserve cash. The restructuring included a significant workforce reduction and the suspension of enrollment of new patients in its ongoing VISTA-101 Phase 1/2 clinical trial evaluating KVA12123 in patients with advanced solid tumors. Patients currently enrolled in the trial will be permitted to continue to participate. The Company announced the restructuring as a result of certain investors indicating that they will not fulfill their April 2024 funding obligation in the previously disclosed private placement financing. In connection with the restructuring, the Company announced that it is exploring strategic alternatives to maximize stockholder value.

“2023 was a productive year for Kineta where we initiated the Phase 1/2 VISTA-101 trial of KVA12123 as monotherapy and in combination with pembrolizumab in cancer patients, and saw promising results, underscoring the potential of KVA12123 as a next-generation immunotherapy. We truly appreciate the efforts of the healthcare professionals, the patients and their caregivers, and the Kineta employees involved in this trial. We look forward to sharing the clinical update in the second quarter and we will continue to explore strategic alternatives that will allow us to continue to pursue our mission of developing transformative immunotherapies for patients with cancer,” said Craig Philips, President of Kineta.

RECENT CORPORATE HIGHLIGHTS

Phase 1/2 VISTA-101 Trial of KVA12123 in Patients with Solid Cancer Tumors

Efficacy

•
Announced positive KVA12123 monotherapy safety data from its ongoing Phase 1/2 VISTA-101 clinical trial in patients with advanced solid tumors.
•
Monotherapy Dose Escalation (3 – 300 mg KVA12123 Q2W)

• Of 21 patients enrolled, 12 received at least one baseline and one follow up scan.

• Best overall response (BOR) in nine of 12 patients is currently stable disease among patients with at least one follow-up scan with a mean duration of 15 weeks.

• One patient with non-small cell lung cancer that failed six prior lines of therapy, including checkpoint inhibitor (CPI) therapy, has experienced a stable disease lasting 28 weeks.

• Nine participants remain on-treatment.

•
Combination Therapy Dose Escalation (30-100 mg KVA12123 Q2W, 400 mg pembrolizumab Q6W).

• Of nine patients enrolled, three received at least one baseline and one follow-up scan.

• BOR in 2 of 3 patients with at least one follow up scan is:

o Stable disease in one CPI-failure renal cell carcinoma patient with a 24% reduction in target lesions.

o Partial response in one patient with a PD-L1 negative mucoepidermoid carcinoma and a 54% reduction in target lesions and a complete response in non-target lesions.

o Eight patients remain on treatment.

Biomarkers

• Dose-dependent induction of on-target pro-inflammatory cytokines and chemokines.

• Dose-dependent increases in non-classical monocytes, CD4+ and CD8+ T cells, and NK cells.

Safety

• No dose limiting toxicities (DLTs) observed in any patient at any dose level.

• No evidence of cytokine release syndrome in any patient at any dose level.

Conference Presentations

•
Co-organized the 3rd Annual VISTA Symposium, with Hummingbird Bioscience and Dartmouth Giesel School of Medicine, to be held virtually on March 27, 2024.
•
Presented clinical and preclinical data on VISTA blocking KVA12123 at the Keystone Symposia of Cancer Immunotherapy: Beyond Immune Checkpoint Blockade and Overcoming Resistance.
•
Presented new preclinical data on KVA12123 in acute myeloid leukemia (AML) at the American Association for Cancer Research (AACR) Blood Cancer Discovery Symposium.

ANTICIPATED FUTURE MILESTONES

•
Additional KVA12123 monotherapy safety and efficacy data in Q2 2024.
•
Initial KVA12123 and pembrolizumab combination therapy data in Q2 2024.

EXPLORATION OF STRATEGIC ALTERNATIVES

•
In February 2024, the Company announced that it is pursuing strategic alternatives to maximize shareholder value due to certain investors indicating they will not fulfill their April 2024 funding obligation in the previously disclosed private placement financing. As a result, the Company has suspended new patient enrollment into the Phase 1/2 VISTA-101 trial and will not be recruiting patients into either the sixth cohort in the monotherapy arm or the third cohort in the combination therapy arm. Patients currently enrolled in the trial will be permitted to continue to participate. In connection with the restructuring, the Company implemented a workforce reduction of the Company’s workforce of approximately 64% of the Company’s then-current employee base.

2023 FINANCIAL HIGHLIGHTS

•
Cash position: As of December 31, 2023, cash was $5.8 million, compared to $13.1 million as of December 31, 2022. The decrease was primarily due to cash used for clinical trial development of KVA12123 as well as general corporate purposes, partially offset by $8.6 million net proceeds received from institutional and individual investors and $5.0 million in cash received from the Merck milestone payment in July 2023. As of December 31, 2023, we had $5.8 million in cash, and there is substantial doubt about our ability to continue as a going concern. Based on our current operating plans, we do not have sufficient cash and cash equivalents to fund our operating expenses and capital expenditures for at least the next 12 months from the filing date of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which we expect to file on March 21, 2024.
•
Revenues: Total revenues were $5.4 million for the year ended December 31, 2023 and $2.0 million for the year ended December 31, 2022. Revenues in 2023 were primarily due to our achievement of a development milestone under the Merck Exclusive License and Research Collaboration Agreement, which triggered a $5.0 million milestone payment. Revenues in 2022 were due to research and development services from the Genentech Option and License Agreement, which was terminated in December 2022, and also due to services provided under a grant that was concluded in December 2022.

•
Research and development (R&D) expense: R&D expenses were $9.0 million for the year ended December 31, 2023 and $15.9 million for the year ended December 31, 2022. The decreases in R&D expenses were primarily due to lower activities for KVA12123 manufacturing and clinical study start up as the Company began enrolling the first patient in the study, which occurred in April 2023.
•
General and administrative expense: General and administrative expenses were $12.1 million for the year ended December 31, 2023 and $8.7 million for the year ended December 31, 2022. The increase was primarily due to increases in personnel costs of $2.3 million and insurance and other company expenses of $1.1 million. Personnel costs increased due to higher salaries and benefits of $1.2 million from increased headcount to support public company responsibilities and higher stock-based compensation of $1.0 million, which increased due to options granted during 2023. Insurance and other company expenses increased primarily due to public company directors and officers insurance premiums of $601,000 and board fees of $270,000.
•
Net loss: Net loss was $14.1 million, or $1.28 per basic and diluted share, for the year ended December 31, 2023 compared to a net loss of $63.4 million, or $12.87 per basic and diluted share, for the year ended December 31, 2022.

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the mechanisms of cancer immune resistance. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on X (Twitter), LinkedIn and Facebook.

Cautionary Statements Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to exploring strategic alternatives that may include sale of assets of the Company, a sale of the Company, a merger or other strategic action. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: Kineta’s ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; risks relating to volatility and uncertainty in the capital markets for biotechnology companies; availability of suitable third parties with which to conduct contemplated strategic transactions; whether Kineta will be able to pursue a strategic transaction, or whether any transaction, if pursued, will be completed on attractive terms or at all; whether Kineta’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital requirements; and those risks set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC on March 31, 2023, and Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2023, August 11, 2023 and November 3, 2023, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

KINETA, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended December 31,
	2023	2022
Revenues:
Licensing revenues	$5,000	$1,041
Collaboration revenues	442	—
Grant revenues	—	912
Total revenues	5,442	1,953
Operating expenses:
Research and development	9,023	15,928
General and administrative	12,142	8,696
In-process research and development	—	18,860
Total operating expenses	21,165	43,484
Loss from operations	(15,723)	(41,531)
Other (expense) income:
Interest income	325	9
Interest expense (with related parties $0 for the year ended December 31, 2023 and $1,659 for the year ended December 31, 2022)	(337)	(3,737)
Change in fair value of rights from Private Placement	1,582	—
Change in fair value measurement of notes payable	(22)	(15,280)
Warrant expense	—	(3,309)
Gain on extinguishments of debt, net	—	341
Other income, net	99	54
Total other (expense) income, net	1,647	(21,922)
Net loss	$(14,076)	$(63,453)
Net (loss) income attributable to noncontrolling interest	23	(45)
Net loss attributable to Kineta, Inc.	$(14,099)	$(63,408)
Net loss per share, basic and diluted	$(1.28)	$(12.87)
Weighted-average shares outstanding, basic and diluted	11,054	4,926

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31,
	2023	2022
	(in thousands)
Cash	$5,783	$13,143
Total current assets	5,977	13,600
Working capital (deficit)	(1,095)	2,113
Total assets	10,281	17,435
Total debt	770	748
Total stockholders' equity	3,059	4,570

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor Relations:

info@kineta.us